EXHIBIT 99.b(4)
                            [Framatome letterhead]

Credit Commercial de France
103 Avenue des Champs-Elysees
75008 Paris (France)

in its capacity as agent under the
bridge loan agreement defined below

                 INDEPENDENT, IRREVOCABLE, FIRST DEMAND GUARANTY

Gentlemen:

We the undersigned, Dominique Vignon, President-directeur general and authorized representative of Framatome, which is acting in its capacity as Guarantor to the principal debtor to the Banks which are parties to the bridge loan agreement dated September 30, 1998 ("Agreement") by and between Framatome Connectors International, in its capacity as Borrower and Framatome in its capacity as Guarantor, parties of the first part, and the Agent and the Banks, parties of the second part, hereby irrevocably commit Framatome under this Guaranty to pay the Agent, for the account of the Banks, upon first request by the Agent, which shall be made in the form of one or more notices (each referred to as a "Notice") sent by the Agent to the Guarantor by facsimile in the form of the specimen attached as Schedule A, without there being any need for any other formalities, such amount as shall be specified by the Agent in any Notice.

The Guarantor's undertaking to pay, which is provided hereunder:

(a) is limited to a total maximum amount of FRF 6,075,000,000, which the Agent shall specify to the Guarantor after having requested payment by the Borrower under the Agreement, said Notice to be authoritative as to the amounts to be paid under this Guaranty;

(b) shall remain valid and shall be enforceable against the Guarantor independent of the validity and legal effect of the Agreement. The Guarantor hereby waives any defense or objection whatsoever based on present or future relations between the Agent, the Banks and the Borrower, and shall not advance any argument based on any event whatsoever affecting its form or existence, or those of the Borrower, the Agent and/or the Banks;

(c) is and shall remain valid and unconditional until December 31, 1998, and shall automatically lapse on that date. After that date, no Notice shall have any effect as against the Guarantor, even if payment by the Guarantor of any amount owed under this Guaranty may be made after said date where the Guarantor has received a Notice before said date.

The Guarantor shall not hold back any amount on any payment under the Guaranty and shall not make any set-off against any sum whatsoever that it may otherwise may be owed. In addition, if any law whatsoever requires the Guarantor to make any withholding or set-off whatsoever in connection with a payment made under this Guaranty, we hereby commit the Guarantor to pay the Agent for the account of the Banks, in addition to the amount of said payment, a supplementary sum sufficient to cover the difference between the amount of said payment and the amount actually received by the Agent for the account of the Banks, such that the Banks are put in a position equivalent to that in which they would have been if the said payment had been made without any withholding.

Any payment made by the Guarantor under this Guaranty shall reduce the amounts of the Guarantor's commitments by the amount of the said payment, it being understood, however, that the Guarantor hereby waives all its rights of subrogation to the rights of the Banks with respect to any and all payments made pursuant to this Guaranty and hereby agrees not to take any action whatsoever that would allow it to compete with the rights of the Agent and the Banks against the Borrower for so long as this Guaranty remains in force and any amount owed by the Guarantor under this Guaranty has not been finally paid in full in accordance with the terms hereof.

An abstract of the minutes of the meeting of the board of directors of the Guarantor authorizing the provision of this Guaranty is appended hereto.

This Guaranty is governed by French law. Any dispute that may arise in connection with this Guaranty shall be subject to the exclusive jurisdiction of the courts for the district of the Paris Court of Appeals.

Executed in Paris
September 30, 1998

In one original copy

THE GUARANTOR:
--------------

Framatome
By: Dominique Vignon
    President-directeur general





                                   SCHEDULE A

                                 Form of Notice

From:                      [Credit Commercial de France]
                           in its capacity as Agent

To:                        Framatome
                           in its capacity as Guarantor

Attention:                 [   ]

Date/Time:                 [   ]

Re:                        Guaranty  dated [             ], 1998, provided
                           within the framework of the Bridge Loan
                           Agreement for FRF 6,000,000,000 dated September 30, 1998 (the "Agreement")
       -------------------------------------------------------------


Gentlemen:

This Notice is being sent to you pursuant to the provisions of the above-referenced Guaranty (the "Guaranty"). Defined terms in the Guaranty shall have the same meanings in this Notice.

We are asking that you pay the following total amount under the Guaranty:

             FRF ________________________

in immediately available funds, for value [ ] by transfer to our account opened in your books, with the following details:

             ----------------------------

The funds corresponding to the above payment must reach our account no later than [ ] at [ ] am/pm.

We confirm that the above amount has been asked from the Borrower in accordance with the provisions of the Guarantee

Sincerely yours,

THE AGENT:
----------

Credit Commercial de France
By: [    ]